THE SOUTHERN CONNECTICUT GAS COMPANY
                   SUPPLEMENTAL RETIREMENT BENEFITS PLAN
                              OCTOBER 1, 1993

 1.  Purpose
     To ensure that key employees received a sufficient level of retirement income, The Southern Connecticut Gas Company ("Company") adopts this Supplemental Retirement Benefits Plan (the "SERP"), effective as of October 1, 1993. The SERP shall provide benefits to those key employees of the Company selected by the Board of Directors of the Company ("Board") in accordance with the terms and conditions set forth herein.

 2.  Eligibility and Participation
     All officers of the Company shall be eligible to participate in the SERP. The Board shall select from among those officers (taking into account any recommendations of the President of the Company and the Nominating and Salary Committee of the Board) and shall designate those who will participate in the SERP (an "Eligible Participant"). The Board may delegate this authority and any other authority conferred on it hereunder to the Nominating and Salary Committee of the Board. If it does, all references herein to the Board shall be deemed to refer to the Nominating and Salary Committee, unless the context indicates otherwise.

 3.  Retirement Benefits
     (a) Upon the termination of an Eligible Participant's employment for any reason (other than death) after reaching age 62, the Company shall pay to the Eligible Participant an annual pension equal to sixty percent (60%) of the Average Annual Compensation as such term is defined in The Southern Connecticut Gas Company Pension Plan for Salaried and Certain Other Employees (the "Qualified Plan") (without limitation on the dollar amount of compensation as may be imposed on the Qualified Plan under the Internal Revenue Code of 1986, as amended) less the amounts payable under the Qualified Plan and the Benefit Equalization Plan of The Southern Connecticut Gas Company (the "Equalization Plan"). Subject to the Eligible Participant's election of a form of payment pursuant to Paragraph (c) of the Section 3, such amount is defined as the Supplemental Pension.

     (b) If an Eligible Participant dies after age 62 while employed by the Company, the Company shall pay to the Surviving Spouse, as defined in the Qualified Plan, of the Eligible Participant, a gross benefit computed on the basis that the

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Eligible Participant had retired on the day before his death and then died having elected a Qualified Joint and Survivor Annuity as defined in the Qualified Plan. The gross benefit shall be offset by amounts payable to the Surviving Spouse under the Qualified Plan and the Equalization Plan.

     (c) The Supplemental Pension shall be paid in monthly installments equal to one-twelfth (1/12) of the annual amount set forth in paragraphs (a) or (b) of this Section 3 as applicable, commencing on the first day of the month following the month in which an Eligible Participant's employment terminates. The Eligible Participant's election of a payment form under the Qualified Plan shall determine the payment form of the Supplemental Pension. In the event the spouse of the Eligibile Participant predeceases the Eligible Participant who elected a Qualified Joint and Survivor Annuity, the Life Annuity restoration provision of the Qualified Plan shall apply to the Supplemental Pension. Actuarial equivalence shall be based on the same factors used for determining actuarial equivalence under the Qualified Plan. The last payment of the Supplemental Pension shall be made as of the first day of the calendar month in which the Eligible Participant dies or, if payments of the Supplemental Pension are being made under a joint and survivor annuity, as of the first day of the month of the beneficiary's death.

4.   Funding and Trust Accounts
     (a) The Company shall not be required to fund or otherwise segregate assets for the payment of Supplemental Pensions to Eligible Participants. Notwithstanding the foregoing, however, as soon as practicable after the effective date of the Plan, the Company shall establish a trust fund (or amend an existing trust fund) (the "Trust"). The Company shall calculate the amount of an Eligible Participant's Supplemental Pension as of the date he becomes an Eligible Participant. Each year thereafter, the Company shall contribute an amount that it determines to be sufficient to actuarially fund the Eligible Participant's Supplemental Pension under this Plan. The Company shall review such funding levels once a year as of January 1 and, if needed to maintain the funding on a sound actuarial basis, increase or decrease the level of such funding.

     (b) The Trust shall be a "rabbi trust" and shall be embodied in a trust agreement with an institutional trustee (the "Trustee") as soon as practicable after the effective date of the Plan. Supplemental Pensions shall be paid from the funds in the "rabbi trust" by the Trustee to the extend not paid by the Company. The Trustee shall establish an account (an "Account") for this SERP to which shall be credited annually, the Company's total contribution to be made pursuant to paragraph 4(a) of this
Section 4. The Account shall be credited with interest as earned, including realized and unrealized investment gains and

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losses.  The establishment of the Account is solely for
accounting and funding purposes and shall not otherwise restrict the use of the funds in the Trust.

 5.  Benefits Upon Termination of Employment Prior to Age 62
     If an Eligible Participant terminates employment for any reason before the Eligible Participant attains age 62, no benefits under this Plan shall be paid to the Eligible
Participant.

 6.  Employment Rights
     Nothing in this Plan shall confer upon a Participant the right to continue in the employ of the Company or affect any right the Company may have to terminate the Participant's employment.

 7.  Assignment
     Except as otherwise provided in this Paragraph 7, this Plan shall inure to the benefit of and be binding upon the Company, its successors and assigns, and to the Participant and his heirs, executors, administrators and legal representatives. The Participant's rights under this Plan shall not be assignable by the Participant, and, without his written consent, the Company's liabilities under the Plan shall be assignable by the Company only to any corporation or other entity resulting from the reorganization, merger or consolidation of the Company with any other corporation or entity or any corporation or entity to which the Company may sell all or substantially all of its business and/or assets. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets, by agreement in form and substance satisfactory to the Eligible Participant to expressly assume and agree to perform its liability to such Eligible Participant under the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in the Plan, "the Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets which executes and delivers the agreement provided for in this Paragraph 7 or which otherwise becomes bound by all the terms and provisions of the Plan by operation of law.

 8.  Amendment and Termination
     The Board may amend, supersede or terminate the Plan at any time. Each Eligible Participant shall be entitled to receive upon termination of employment at or after age 62 all benefits that an Eligible Participant has accrued as of the date the Plan is amended, superseded or terminated.

 9.  Severability
     The provisions of this Plan are severable.  If any provision

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of this Plan shall be held invalid or unenforceable, such
invalidity of unenforceability shall not affect or render invalid or unenforceable any other provision of this Plan, and the Plan shall be carried out as if such invalid or unenforceable provision were not contained herein.

10.  Headings; Rules of Construction
     Paragraph headings are used herein for convenience of reference only and shall not affect the meaning of any provision of the Plan. Whenever the context so requires, the use of the masculine gender shall be deemed to include the feminine and vice versa, and the use of the singular shall be deemed to include the plural and vice versa.

11.  Governing Law
     This Plan shall be governed by and construed in accordance with the laws of the State of Connecticut.